UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 15, 2015

Stanley Black & Decker, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Connecticut	1-5224	06-0548860
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Stanley Drive, New Britain, Connecticut		06053
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(860) 225-5111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with its on-going review of the Company’s compensation plans, on October 15, 2015, the Compensation & Organization Committee approved an amendment to the Company’s Supplemental Executive Retirement Program ("SERP"). The SERP has been closed to new participants since 2007 and Mr. Lundgren and Mr. Loree are the only two named executive officers who are still eligible for benefits under the SERP.

The primary reasons for the amendment were:

(1) To change the lump sum actuarial adjustment factor, which had not been updated in 14 years and therefore was not aligned with current interest rates and mortality tables.

(2) To discourage participants from making certain types of elections that could result in an increased cost to the Company.

Under the SERP, Mr. Lundgren has elected to have his benefit distributed in a lump sum upon his retirement. If Mr. Lundgren were to change his distribution election to receive a Joint and Survivor Annuity, as he is entitled to do, the present value of the accumulated benefit would increase by approximately $5.9 Million. As a result of this amendment, the present value of Mr. Lundgren’s existing lump sum benefit will increase by approximately $5.3 Million and not by approximately $5.9 million if Mr. Lundgren exercised his right to change his distribution election to receive a Joint and Survivor Annuity.

This amendment is not expected to affect the present value of Mr. Loree’s accumulated benefit, as Mr. Loree previously elected to have his benefit distributed in the form of a Joint and Survivor Annuity.

The amended and restated SERP is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Stanley Black & Decker, Inc. Supplemental Executive Retirement Program as amended and restated effective October 15, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stanley Black & Decker, Inc.

October 16, 2015	By:	/s/ Kathryn P. Sherer

Name: Kathryn P. Sherer
Title: Assistant General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Stanley Black & Decker, Inc. Supplemental Executive Retirement Program as amended and restated effective October 15, 2015.